Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS SOLID REVENUE AND EARNINGS GROWTH FOR THE SECOND QUARTER OF 2013

Revenue Increases by 9%, while Adjusted Earnings Per Share Increases by 15%

Los Angeles, CA — July 25, 2013 — CBRE Group, Inc. (NYSE:CBG) today reported solid growth in revenue and earnings for the second quarter ended June 30, 2013.

Second-Quarter 2013 Results

•                  Revenue for the quarter totaled $1.74 billion, an increase of 9% from $1.6 billion in the second quarter of 2012.

•                  Excluding selected charges(1), net income(2) increased 16% to $101.8 million from $88.0 million in the second quarter of 2012, and earnings per diluted share increased 15% to $0.31 from $0.27 in the prior-year period. For the second quarter, selected charges (net of income taxes), which primarily related to costs associated with the Company’s recent corporate debt refinancing, totaled $31.9 million. For the same period in 2012, selected charges totaled $12.2 million, and were primarily related to the ING REIM businesses acquired in 2011.

•                  On a U.S. GAAP basis, net income totaled $69.9 million, compared with $75.9 million for the second quarter of 2012.  GAAP earnings per diluted share totaled $0.21, compared with $0.23 in last year’s second quarter. The costs associated with the Company’s corporate debt refinancing reduced GAAP earnings per diluted share by $0.08 for the quarter.

•                  Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) (3) increased 10% to $243.1 million from $220.9 million in the second quarter of 2012. EBITDA(3) (including selected charges) rose 14% to $240.5 million for the second quarter of 2013, from $211.8 million for the same period a year earlier. Selected charges in 2013 related to carried interest incentive compensation expense while selected charges in 2012 related to the integration of the acquired ING REIM businesses.

•                  CBRE completed its 2013 corporate debt refinancing program in June, when it paid down all of its 11.625% senior subordinated notes ($450 million aggregate principal amount), due in 2017. As a result of all of its 2013 refinancing actions, the Company has meaningfully extended debt maturities, lowered annual interest expense by approximately $50 million and markedly increased its financial flexibility.

Management Commentary

“During the quarter, CBRE benefited from our balanced business mix and focus on serving our clients,” said Robert Sulentic, the Company’s president and chief executive officer. “Revenue grew solidly overall with meaningful improvement in all three geographic regions and continued strength in our global capital markets and occupier outsourcing businesses. This performance is especially noteworthy in light of continued weak global economic growth and heightened financial market volatility late in the quarter. In addition, as previously discussed, we also made significant incremental investments in our platform, which are designed to support future growth and better serve our clients.”

Performance continued to rebound in Asia Pacific, which led the regions with a 16% rise in revenue. Despite slowing economic activity, Greater China saw a significant revenue increase across business lines while property sales drove strong revenue gains in Australia and Singapore. Growth in the Americas remained strong as well, with revenue increasing by 10%. Higher revenue in France and the United Kingdom contributed to a 9% overall revenue rise in EMEA.

Capital Markets businesses continued to help drive CBRE’s growth. Global property sales revenue was up 20%, led by Asia Pacific and the Americas. In EMEA, weakness in continental Europe was offset by solid growth in the United Kingdom, where CBRE held the number one market position in investment sales in the second quarter.  Demonstrating the continued strong interest in premier assets in gateway cities, CBRE’s New York operations negotiated the sale of a 40% interest in the iconic General Motors Building and Coach’s purchase of a 740,000 square foot condominium interest in an office tower to be built at the Hudson Yards development site.

Commercial mortgage brokerage revenue improved 22% as investor appetite for debt financing remained strong throughout the quarter, despite the onset of financial market volatility.  Loan origination activity in the U.S. rose 28% during the quarter to $5.4 billion, with a broad spectrum of capital sources markedly increasing their lending activity. The appraisal and valuation business also stayed strong with global revenue improving 10%, led by Asia Pacific.

Revenue from property, facilities and project management services rose 11% globally. Growth was notably strong in EMEA, where revenue increased 22%. The Company’s Global Corporate Services (GCS or occupier outsourcing) business remained a strong growth catalyst, as revenue (generally including commissions on sales and lease transactions associated with GCS accounts) rose 11% globally. CBRE signed a total of 55 GCS contracts during the quarter. Among these were 22 contracts with new clients, including an agreement to manage J.C. Penney’s 112 million sq. ft. U.S. real estate portfolio, and 20 expansions of existing contracts, including those with AT&T, Citigroup, Dell and Oracle.

Global leasing revenue rose 4% amid soft market conditions in much of the world. The leasing business continued to be challenged by a high degree of occupier caution and weak economic activity globally. Nevertheless, revenue improved 5% in the Americas and 3% in EMEA while edging down 1% in Asia Pacific. A major contributor to the decline in Asia Pacific was the yen’s continued depreciation against the dollar. In local currency, Asia Pacific leasing revenue increased 3%.

Second-Quarter 2013 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 10% to $1.1 billion, compared with $1.0 billion for the second quarter of 2012.

•                  EBITDA totaled $163.3 million, up 9% from $149.3 million in last year’s second quarter.

•                  Operating income rose 3% to $132.0 million, compared with $127.9 million for the prior-year second quarter.

EMEA Region (primarily Europe)

•                  Revenue rose 9% to $270.3 million, compared with $248.2 million for the second quarter of 2012.  The increase was primarily driven by improved performance in France and the United Kingdom, most notably in property, facilities and project management.

•                  EBITDA totaled $11.7 million, compared with $15.7 million for last year’s second quarter.

•                  Operating income totaled $8.3 million compared with $12.6 million for the same period in 2012.

•                  Business performance in the second quarter reflected a shift in revenue mix toward lower-margin property, facilities and project management services as well as approximately $5 million of severance in continental Europe and other expenses.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue was $233.1 million, an increase of 16% from $201.2 million for the second quarter of 2012.  The increase reflects improved overall performance in nearly all countries within the region, particularly Australia, Greater China and Singapore.

•                  EBITDA improved to $26.0 million, up 12% from $23.3 million for last year’s second quarter.

•                  Operating income rose 12% to $23.2 million, compared with $20.7 million for the second quarter of 2012.

Global Investment Management (investment management operations in the U.S., Europe and Asia)

•                  Revenue totaled $115.1 million compared with $119.7 million in the second quarter of 2012.

•                  Excluding selected charges, EBITDA increased 16% to $34.6 million from $29.8 million in the prior-year second quarter.  EBITDA (including selected charges) rose 55% to $32.0 million compared with $20.7 million in the second quarter of 2012.

•                  Operating income totaled $23.1 million, up 79% from $12.9 million for the second quarter of 2012.  The prior-period operating income was impacted by $9.1 million of expenses related to the acquisition of the ING REIM businesses.

•                  EBITDA and operating income in the second quarter benefited from improved co-investment results as well as lower provisions for bad debt and legal matters, as compared with the prior-year period.

•                  Assets under management (AUM) totaled $88.2 billion at the end of the second quarter, a 4% decrease from year-end 2012. The decrease was primarily due to property dispositions (net of acquisitions) and negative foreign currency effects, which reduced AUM by $2.3 billion and $1.8 billion, respectively. This was partly offset by gains of $0.3 billion in the value of the investment portfolio.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $9.9 million, compared with $17.8 million for the second quarter of 2012.  The revenue decline was attributable to lower rental revenue resulting from property dispositions.

•                  EBITDA improved to $7.4 million, compared with $2.8 million reported in the prior-year period. The increase was largely driven by higher gains on the sale of properties (reflected in both gain on disposition of real estate and equity income from unconsolidated subsidiaries) partially offset by non-controlling interests activity.

•                  Operating income totaled $1.0 million compared with an operating loss of $1.4 million for the same period in 2012.

•                  Development projects in process totaled $4.7 billion, up 12% from year-end 2012, and the inventory of pipeline deals totaled $1.7 billion, down 19% from year-end 2012.

Six-Month Results

•                  Revenue for the six months ended June 30, 2013 totaled $3.2 billion, an increase of 9% from $3.0 billion in the six months ended June 30, 2012.

•                  Excluding selected charges, net income increased 14% to $153.3 million for the six months ended June 30, 2013 from $133.9 million in the six months ended June 30, 2012, and earnings per diluted share increased 12% to $0.46 compared with $0.41 for the prior-year period. For the six months ended June 30, 2013, selected charges (net of income taxes), which primarily related to costs associated with the Company’s recent corporate debt refinancing and the ING REIM businesses acquired in 2011, totaled $45.9 million. For the same period in 2012, selected charges totaled $31.1 million, and were primarily related to the acquired ING REIM businesses.

•                  On a U.S. GAAP basis, net income rose 4% to $107.4 million for the six months ended June 30, 2013 from $102.8 million for the same period of 2012.  GAAP earnings per diluted share totaled $0.32 in both periods. The aforementioned costs associated with the Company’s corporate debt refinancing reduced GAAP earnings per diluted share by $0.10 for the six months of 2013.

•                  Excluding selected charges, EBITDA increased 9% to $404.4 million in the current six-month period from $371.4 million in the first six months of 2012. EBITDA (including selected charges) rose 14% to $400.2 million for the first six months of 2013, from $352.3 million for the same period a year earlier. Selected charges in 2013 related to the integration of the acquired ING REIM businesses and carried interest incentive compensation expense. For the same period in 2012, selected charges related to the integration of the acquired ING REIM businesses.

Business Outlook

“CBRE’s strengths — our brand, people, financial flexibility, and balanced service offering — leave us well positioned for continued success amid this slow and uneven market recovery,” said Mr. Sulentic. “We remain highly focused on continuing to improve margins while making operational investments that will help us to better serve our clients and execute our growth strategy.”

CBRE continues to believe that it will meet its previously-announced expectations for full-year 2013 earnings per share, as adjusted, in the range of $1.40 to $1.45.  However, in light of the current strong sales environment and the opportunity this affords for realizing gains in its investment management portfolio, the Company now believes earnings could modestly exceed its original expectations for the full year.

Conference Call Details

The Company’s second-quarter earnings conference call will be held today (Thursday, July 25, 2013) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1059 for U.S. callers and 612-234-9959 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on July 25, 2013, and ending at midnight Eastern Time on August 2, 2013. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 294951.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2012 revenue).  The Company has approximately 37,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions, including the impact of European sovereign debt issues and recessionary to flat economic growth in many European countries as well as U.S. fiscal uncertainty; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; continued growth in trends toward use of outsourced commercial real estate services; our ability to control costs relative to revenue growth and expand EBITDA margins; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense; fluctuations in currency; changes in our effective tax rate; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2012, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include the write-off of financing costs, amortization expense related to incentive fees and customer relationships acquired in the ING REIM and Trammell Crow Company (TCC) acquisitions, certain carried interest incentive compensation expense and integration and other costs related to acquisitions.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions as well as certain carried interest incentive compensation expense.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

 (Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$1,742,014	$1,601,117	$3,217,077	$2,951,106

Costs and expenses:
Cost of services	1,018,827	908,143	1,880,043	1,695,699
Operating, administrative and other	499,458	482,377	968,999	923,099
Depreciation and amortization	43,601	38,336	89,882	84,793
Total costs and expenses	1,561,886	1,428,856	2,938,924	2,703,591

Gain on disposition of real estate	7,496	439	10,645	1,248

Operating income	187,624	172,700	288,798	248,763

Equity income from unconsolidated subsidiaries	6,544	2,609	16,293	16,995
Other income (loss)	1,533	(2,104)	4,227	4,484
Interest income	1,490	1,585	3,518	3,888
Interest expense	37,532	44,411	79,927	88,392
Write-off of financing costs	42,715	—	56,295	—
Income from continuing operations before provision for income taxes	116,944	130,379	176,614	185,738
Provision for income taxes	45,815	54,780	64,819	80,193
Income from continuing operations	71,129	75,599	111,795	105,545
Income from discontinued operations, net of income taxes	3,105	—	24,294	—
Net income	74,234	75,599	136,089	105,545
Less: Net income (loss) attributable to non-controlling interests	4,332	(274)	28,641	2,697
Net income attributable to CBRE Group, Inc.	$69,902	$75,873	$107,448	$102,848

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.21	$0.24	$0.32	$0.32
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	0.01	—
Net income attributable to CBRE Group, Inc.	$0.21	$0.24	$0.33	$0.32

Weighted average shares outstanding for basic income per share	327,423,589	320,852,344	327,093,358	320,761,873

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.21	$0.23	$0.31	$0.32
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	0.01	—
Net income attributable to CBRE Group, Inc.	$0.21	$0.23	$0.32	$0.32

Weighted average shares outstanding for diluted income per share	331,631,185	326,081,681	331,218,705	325,910,274

EBITDA (1)	$240,480	$211,815	$400,234	$352,338

(1) Includes EBITDA related to discontinued operations of $3.0 million and $7.4 million for the three and six months ended June 30, 2013, respectively.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Americas
Revenue	$1,113,601	$1,014,193	$2,039,573	$1,859,519
Costs and expenses:
Cost of services	713,143	637,624	1,307,164	1,180,024
Operating, administrative and other	241,746	229,212	471,232	433,049
Depreciation and amortization	26,724	19,485	54,557	37,811
Operating income	$131,988	$127,872	$206,620	$208,635
EBITDA	$163,306	$149,318	$269,657	$250,555

EMEA
Revenue	$270,277	$248,244	$498,911	$445,630
Costs and expenses:
Cost of services	163,531	145,625	309,223	275,757
Operating, administrative and other	94,895	86,823	178,671	162,089
Depreciation and amortization	3,511	3,202	8,907	6,493
Operating income	$8,340	$12,594	$2,110	$1,291
EBITDA	$11,740	$15,745	$11,195	$8,648

Asia Pacific
Revenue	$233,130	$201,245	$414,561	$368,446
Costs and expenses:
Cost of services	142,153	124,894	263,656	239,918
Operating, administrative and other	64,811	52,817	118,935	102,641
Depreciation and amortization	3,001	2,814	5,883	5,553
Operating income	$23,165	$20,720	$26,087	$20,334
EBITDA	$26,013	$23,316	$31,860	$25,599

Global Investment Management
Revenue	$115,109	$119,674	$241,751	$244,874
Costs and expenses:
Operating, administrative and other	82,734	96,719	170,488	191,294
Depreciation and amortization	9,280	10,054	18,091	29,279
Operating income	$23,095	$12,901	$53,172	$24,301
EBITDA(1)	$32,001	$20,674	$72,327	$55,267

Development Services
Revenue	$9,897	$17,761	$22,281	$32,637
Costs and expenses:
Operating, administrative and other	15,272	16,806	29,673	34,026
Depreciation and amortization	1,085	2,781	2,444	5,657
Gain on disposition of real estate	7,496	439	10,645	1,248
Operating income (loss)	$1,036	$(1,387)	$809	$(5,798)
EBITDA(2)	$7,420	$2,762	$15,195	$12,269

(1)         Includes EBITDA related to discontinued operations of $0.8 million and $1.4 million for the three and six months ended June 30, 2013, respectively.

(2)         Includes EBITDA related to discontinued operations of $2.2 million and $6.0 million for the three and six months ended June 30, 2013, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income attributable to CBRE Group, Inc.	$69,902	$75,873	$107,448	$102,848
Write-off of financing costs, net of tax	25,752	—	34,010	—
Amortization expense related to ING REIM and TCC incentive fees and customer relationships acquired, net of tax	4,592	4,906	9,224	16,361
Carried interest incentive compensation, net of tax	1,598	—	1,598	—
Integration and other costs related to acquisitions, net of tax	(62)	7,254	1,031	14,737
Net income attributable to CBRE Group, Inc., as adjusted	$101,782	$88,033	$153,311	$133,946

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.31	$0.27	$0.46	$0.41

Weighted average shares outstanding for diluted income per share	331,631,185	326,081,681	331,218,705	325,910,274

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income attributable to CBRE Group, Inc.	$69,902	$75,873	$107,448	$102,848
Add:
Depreciation and amortization(1)	44,215	38,336	90,752	84,793
Interest expense(2)	38,898	44,411	83,074	88,392
Write-off of financing costs	42,715	—	56,295	—
Provision for income taxes(3)	46,240	54,780	66,183	80,193
Less:
Interest income	1,490	1,585	3,518	3,888

EBITDA(4)	$240,480	$211,815	$400,234	$352,338

Adjustments:
Carried interest incentive compensation	2,644	—	2,644	—
Integration and other costs related to acquisitions	—	9,133	1,525	19,098

EBITDA, as adjusted (4)	$243,124	$220,948	$404,403	$371,436

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.6 million and $0.9 million for the three and six months ended June 30, 2013, respectively.

(2)         Includes interest expense related to discontinued operations of $1.4 and $3.2 million for the three and six months ended June 30, 2013, respectively.

(3)         Includes provision for income taxes related to discontinued operations of $0.4 million and $1.3 million for the three and six months ended June 30, 2013, respectively.

(4)         Includes EBITDA related to discontinued operations of $3.0 million and $7.4 million for the three and six months ended June 30, 2013, respectively.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Americas
Net income attributable to CBRE Group, Inc.	$51,075	$60,664	$80,613	$94,231
Add:
Depreciation and amortization	26,724	19,485	54,557	37,811
Interest expense	35,019	35,363	72,158	70,964
Write-off of financing costs	42,715	—	56,295	—
Royalty and management service income	(9,187)	(7,241)	(19,410)	(13,858)
Provision for income taxes	27,503	41,964	42,156	63,717
Less:
Interest income	10,543	917	16,712	2,310
EBITDA	$163,306	$149,318	$269,657	$250,555

EMEA
Net (loss) income attributable to CBRE Group, Inc.	$(864)	$8,313	$(6,664)	$(1,063)
Add:
Depreciation and amortization	3,511	3,202	8,907	6,493
Interest expense	1,233	2,095	3,238	4,563
Royalty and management service expense	3,889	3,176	8,030	5,784
Provision for income taxes	3,975	3,544	1,941	2,134
Less:
Interest income	4	4,585	4,257	9,263
EBITDA	$11,740	$15,745	$11,195	$8,648

Asia Pacific
Net income attributable to CBRE Group, Inc.	$10,731	$10,804	$9,282	$7,669
Add:
Depreciation and amortization	3,001	2,814	5,883	5,553
Interest expense	1,083	1,203	1,755	2,064
Royalty and management service expense	4,114	4,034	8,777	7,996
Provision for income taxes	7,485	4,834	6,676	2,835
Less:
Interest income	401	373	513	518
EBITDA	$26,013	$23,316	$31,860	$25,599

Global Investment Management
Net income (loss) attributable to CBRE Group, Inc.	$6,495	$(1,925)	$19,616	$1,666
Add:
Depreciation and amortization (1)	9,638	10,054	18,567	29,279
Interest expense (2)	9,451	7,460	19,941	13,819
Royalty and management service expense	1,184	31	2,603	78
Provision for income taxes	5,405	5,293	11,996	10,945
Less:
Interest income	172	293	396	520
EBITDA (3)	$32,001	$20,674	$72,327	$55,267
Carried interest incentive compensation	2,644	—	2,644	—
Integration and other costs related to acquisitions	—	9,133	1,525	19,098
EBITDA, as adjusted (3)	$34,645	$29,807	$76,496	$74,365

Development Services
Net income (loss) attributable to CBRE Group, Inc.	$2,465	$(1,983)	$4,601	$345
Add:
Depreciation and amortization (4)	1,341	2,781	2,838	5,657
Interest expense (5)	1,819	2,939	4,552	5,911
Provision for (benefit of) income taxes (6)	1,872	(855)	3,414	562
Less:
Interest income	77	120	210	206
EBITDA(7)	$7,420	$2,762	$15,195	$12,269

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.4 million and $0.5 million for the three and six months ended June 30, 2013, respectively.

(2)         Includes interest expense related to discontinued operations of $0.5 million and $1.0 million for the three and six months ended June 30, 2013, respectively.

(3)         Includes EBITDA related to discontinued operations of $0.8 million and $1.4 million for the three and six months ended June 30, 2013, respectively.

(4)         Includes depreciation and amortization expense related to discontinued operations of $0.2 million and $0.4 million for the three and six months ended June 30, 2013, respectively.

(5)         Includes interest expense related to discontinued operations of $0.9 million and $2.2 million for the three and six months ended June 30, 2013, respectively.

(6)         Includes provision for income taxes related to discontinued operations of $0.4 million and $1.3 million for the three and six months ended June 30, 2013, respectively.

(7)         Includes EBITDA related to discontinued operations of $2.2 million and $6.0 million for the three and six months ended June 30, 2013, respectively.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents (1)	$485,495	$1,089,297
Restricted cash	59,482	73,676
Receivables, net	1,222,364	1,262,823
Warehouse receivables (2)	536,319	1,048,340
Real estate assets (3)	167,188	392,860
Goodwill and other intangibles, net	2,638,549	2,676,395
Investments in and advances to unconsolidated subsidiaries	209,205	206,798
Other assets, net	1,029,686	1,059,353
Total assets	$6,348,288	$7,809,542
Liabilities:
Current liabilities, excluding debt	$1,355,765	$1,663,022
Warehouse lines of credit (2)	525,842	1,026,381
Revolving credit facility	140,308	72,964
5.00% senior notes	800,000	—
Senior secured term loans	705,088	1,627,746
6.625% senior notes	350,000	350,000
Senior subordinated notes, net	—	440,523
Other debt	22,711	9,352
Notes payable on real estate (4)	148,837	326,012
Other long-term liabilities	588,288	611,730
Total liabilities	4,636,839	6,127,730

CBRE Group, Inc. stockholders’ equity	1,620,100	1,539,211
Non-controlling interests	91,349	142,601
Total equity	1,711,449	1,681,812
Total liabilities and equity	$6,348,288	$7,809,542

(1) Includes $109.9 million and $94.6 million of cash in consolidated funds and other entities not available for Company use as of June 30, 2013 and December 31, 2012, respectively.

(2) Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4) Represents notes payable on real estate of which $14.0 million and $13.9 million are recourse to the Company as of June 30, 2013 and December 31, 2012, respectively.